Exhibit 99.1

NEWS RELEASE
DEL MONTE FOODS COMPANY REPORTS
FISCAL 2008 FOURTH QUARTER AND FULL YEAR RESULTS
Sharpens Brand-Driven Strategic Plan to Drive Long-Term
Top and Bottom-Line Growth

San Francisco, CA - June 5, 2008 - Del Monte Foods Company (NYSE: DLM):
Announcement Highlights
•	Reported fourth quarter net sales growth of 11.1% and diluted EPS from continuing operations of $0.25 (includes $0.04 for transformation) compared to $0.18 in Q4F07 (which included $0.04 for transformation and integration).

•	Reported full year 2008 net sales growth of 9.4% and diluted EPS from continuing operations of $0.66 (includes $0.08 for transformation) compared to $0.55 in F07 (which included $0.19 for transformation, integration and purchase accounting).

•	Provides F09 guidance. Expects net sales growth of 5% to 7% over F08 sales of $3,736.8 million.

•	Expects F09 EPS from continuing operations of $0.58-$0.62 compared to F08 of $0.66 (which included $0.08 for transformation), reflecting expected low double-digit cost escalation driven primarily by higher energy and commodity costs.

•	Sharpens brand-driven strategic plan with specific initiatives to augment long-term growth engines and fortify leadership positions in branded, high growth, higher-margin businesses.
Del Monte Foods Fourth Quarter Results
Del Monte Foods today reported net sales for the fourth quarter fiscal 2008 of $1,044.1 million compared to $940.1 million last year, an increase of 11.1%. Income from continuing operations was $49.8 million, or $0.25 earnings per share from continuing operations (EPS), compared to

$36.8 million, or $0.18 EPS in the previous year. Results for the fourth quarter fiscal 2008 include $0.04 of transformation-related expense, as compared to fourth quarter fiscal 2007 results, which included $0.03 of transformation-related expense and $0.01 of integration expense.
“Our fourth quarter results reflect the cumulative impact of programs fielded during the year to meet aggressive cost challenges,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “Healthy business performance, including solid volume growth, pricing actions and innovation drove double-digit net sales growth. Importantly, this strong topline, combined with our productivity programs, offset significant operational cost increases in the fourth quarter. As we look to fiscal 2009, continued execution of these pricing actions and productivity gains combined with topline growth are key priorities, as we deal with an environment of rapidly accelerating cost increases.”
The 11.1% increase in net sales for the quarter was driven primarily by existing volume growth across the business. Net pricing and new product growth also contributed strongly to net sales growth.
Fourth quarter EPS of $0.25 was up $0.07 from fourth quarter fiscal 2007 EPS of $0.18. The positive impact from the topline outlined above more than offset significant year-over-year increases in inflationary and other operational costs, particularly pet ingredient costs and fish costs. The Company also benefited from lower interest expense, the absence of the impact of the March 2007 Pet recall, Pet recall insurance proceeds, and the absence of the Pacer arbitration decision. The quarter was negatively impacted by a higher tax rate.
Reportable Segments — Fourth Quarter Results
Consumer Products
For the fourth quarter, Consumer Products net sales were $642.4 million, an increase of 8.0% from net sales of $594.9 million in the prior year period. The increase in Consumer Products net sales was driven primarily by new products, existing volume growth, and pricing actions. Fruit was particularly strong in the fourth quarter (driven by new products and customer buyforward ahead of the April 2008 Fruit price advance), and StarKist seafood and College Inn broth also contributed to the sales growth. Vegetable sales declined, as expected, due to a Q3F08 buyforward ahead of the January 2008 price increase.

Consumer Products operating income increased 27.3% from $39.6 million in the fourth quarter fiscal 2007 to $50.4 million in the fourth quarter fiscal 2008. The positive impact from the topline mentioned above was partially offset by higher costs, primarily fish costs as well as energy, logistics and transportation-related costs. Also contributing to the increase in operating income was the absence of the Pacer arbitration decision.
Pet Products
For the fourth quarter, Pet Products net sales were $401.7 million, an increase of 16.4% over net sales of $345.2 million in the prior year period. The increase was driven primarily by existing product volume growth, particularly in dry dog and dry cat, resulting from effective promotional activity. Net pricing and new product volume also contributed to the net sales gain.
Pet Products operating income increased 20.3% from $66.5 million in fourth quarter fiscal 2007 to $80.0 million in fourth quarter fiscal 2008. The positive impact from the topline mentioned above more than offset higher inflationary and other costs, specifically ingredient costs. Also contributing to the increase in operating income was the absence of the Pet recall impact, Pet recall insurance proceeds, and the absence of integration expense related to the Meow Mix and Milk-Bone acquisitions.
Fourth Quarter EPS

Q4A
Fiscal 2008	$0.25
Includes:
F08 Transformation-related expenses	($0.04)

Q4A
Fiscal 2007	$0.18
Includes:
F07 Transformation-related expenses	($0.03)
F07 Integration expense	($0.01)

Del Monte Foods Full Year Ended April 27, 2008 Results
The Company reported net sales for fiscal 2008 of $3,736.8 million compared to $3,414.9 million last year, an increase of 9.4%. Income from continuing operations was $133.3 million, or $0.66 EPS, compared to $113.0 million, or $0.55 EPS in the previous year. Results for fiscal 2008 include $0.08 of transformation-related expenses, as compared to fiscal 2007 results, which included $0.11 of transformation-related expense, $0.04 of integration expense, and $0.04 of purchase accounting impact. Cash provided by operating activities, less cash used in investing activities for fiscal 2008 was $207.2 million.
Commented Mr. Wolford, “Overall, our fiscal 2008 business performance was driven by many of the same factors which drove our fourth quarter results. We saw strong topline performance as a result of solid volume growth, successful pricing, and record new product sales, and importantly, Del Monte grew faster than the aggregated categories in which it participates. Closing fiscal 2008, the Company continued its track record of being a solid cash flow generator. The bottom line, however, continued to be pressured by accelerating commodity, fish, and energy costs. Through aggressive pricing, cost cutting, and execution on our transformation initiatives, we have been able to mitigate many of these input costs, and by the fourth quarter, our efforts culminated in fully offsetting fourth quarter operational cost increases. Already in fiscal 2009 we have experienced rapidly accelerating costs, primarily in energy, commodities, and fish. We expect this aggressive cost environment to be marked by low double-digit cost escalation and to continue throughout fiscal 2009. We are taking proactive steps to address this issue, including pricing actions and productivity initiatives.”
The 9.4% increase in net sales was driven primarily by volume gains in both Consumer and Pet Products. This reflects solid existing product growth, new product growth and a full quarter impact of the Meow Mix and Milk-Bone acquisitions in the first quarter of fiscal 2008 versus the prior year. Solid net pricing also benefited the topline.
EPS for fiscal 2008 of $0.66 was up $0.11 versus fiscal 2007 EPS of $0.55. The positive impact from topline growth almost fully offset significant year-over-year increases in inflationary and other costs. Also benefiting fiscal 2008 EPS was the absence of $0.08 of purchase accounting and integration expense, as well as $0.03 of lower transformation expense.

The Company repurchased approximately 5.37 million shares of its common stock for approximately $50 million during fiscal 2008 under its three-year, $200 million share repurchase authorization.
Full Year Fiscal 2008 EPS1

	Q1A	Q2A	Q3A	Q4A	F08A

Fiscal 2008	$0.02	$0.13	$0.26	$0.25	$0.66
Includes:
F08 Transformation-related expenses	($0.01)	($0.01)	($0.02)	($0.04)	($0.08)

	Q1A	Q2A	Q3A	Q4A	F07A

Fiscal 2007	$0.04	$0.12	$0.22	$0.18	$0.55
Includes:
F07 Transformation-related expenses	($0.03)	($0.03)	($0.02)	($0.03)	($0.11)
F07 Integration expense	($0.01)	($0.02)	($0.01)	($0.01)	($0.04)
F07 Purchase accounting impact	($0.01)	($0.01)	($0.01)	($0.00)	($0.04)
1   May not sum due to rounding.
Sharpening Brand-Driven Strategic Plan
Del Monte also announced today that it is sharpening its brand-driven strategic plan with specific initiatives to augment long-term growth engines, maximize the current business, and realign the portfolio to deliver increased long-term revenue and EPS growth.
“We must be more aggressive, targeted and innovative with our businesses in order to combat exogenous cost factors and better position the Company for sustained and enhanced growth,” said Mr. Wolford. “To that end, we recently announced that we are seeking strategic alternatives for our seafood business, which has a distinct business model with margins significantly dependant on a single cost factor and highly sensitive price elasticity. We also recently announced an organizational realignment of our Company to create a more marketing-centric organization, including the appointment of the Company’s first chief marketing officer. Centralizing Del Monte’s marketing capabilities will directly support our strategic goals and help drive our enhanced focus on marketing and innovation-driven performance. Today, we are announcing additional initiatives that we believe will sharpen our focus on growth engines and take our Company to the next level.”

Del Monte plans to implement two main directives that will position the Company to better deliver value to shareholders in the long-term. First, the Company plans to increase levels of strategic consumer and processing technology investments in higher-margin businesses where the Company has identified it has a competitive advantage and the growth potential is expected to be high. Specifically, Del Monte plans to make accelerated investments to grow its packaged produce and pet products platforms. Second, Del Monte plans to more aggressively execute against its core branded business, and it has identified specific initiatives to increase innovation and enhance implementation of productivity improvements. It also expects execution of pricing actions to drive margin expansion.
Del Monte will provide further details at its 2008 Analyst and Investor Day, which will be held in New York on July 8, 2008.
Outlook
Fiscal 2009
For fiscal 2009, the Company expects net sales growth of 5% to 7% over fiscal 2008 net sales of $3,736.8 million. Fiscal 2009 net sales is expected to be driven by strong growth in both Pet and Consumer, driven primarily by new products and the impact of a 53rd week.
The Company expects fiscal 2009 EPS from continuing operations to be $0.58 to $0.62. The Company reported $0.66 diluted EPS from continuing operations in fiscal 2008, which included $0.08 of transformation-related expense.
This reduction in fiscal 2009 EPS expectations when compared to fiscal 2008 results primarily reflects increased costs, which are not expected to be fully offset by pricing and cost reduction programs for fiscal 2009, as the full benefit from pricing actions are not expected to be realized until the second half of fiscal 2009. Strong volume growth across the Company, driven in part by increased marketing and innovation investment, is expected to positively contribute to EPS. Additionally, EPS is anticipated to benefit from the absence of $0.08 of transformation expense and lower interest expense, partially offset by the absence in fiscal 2009 as compared to fiscal 2008 of both the ~$0.03 gain on the sale of S&W in the Eastern Hemisphere and the ~$0.02 of Pet recall insurance proceeds net of fiscal 2008 Pet recall impact.

As a result of the challenging economic environment, the focus on debt repayment, and the planned strategic investments, the Company currently does not plan to repurchase shares during fiscal 2009. The Company does plan to continue to pay a dividend. As customary, the Company plans to continue to evaluate use of cash during the year.
Factors Impacting Fiscal Year Guidance

	Full Year
	F09E	F08A
	$0.58-$0.62	$0.66
Includes:
Transformation-related expenses	NA	($0.08)
In fiscal 2009, the Company expects cash provided by operating activities, less cash used in investing activities to be approximately $150 to $170 million due to timing of cash tax payments, higher working capital, and lower net income. This compares to $207.2 million in fiscal 2008.

Operating Income and EPS Impact of Transformation, Integration, and Purchase
Accounting Factors by Reportable Segment

	Pet Products	Consumer Products	Corporate	Total[1]		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F08
Transformation-related expenses	($3.9)	($1.5)	($21.2)	($26.6)	($0.08)	($3.4)	($23.2)
Integration expense	$0.0	$0.0	$ 0.0	$ 0.0	$0.00	$0.0	$ 0.0
Purchase accounting impact	$0.0	$0.0	$ 0.0	$ 0.0	$0.00	$0.0	$ 0.0

Total	($3.9)	($1.5)	($21.2)	($26.6)	($0.08)	($3.4)	($23.2)

	Pet Products	Consumer Products	Corporate	Total[1]		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F08 Q4
Transformation-related expenses	($2.6)	($0.9)	($8.3)	($11.8)	($0.04)	($2.6)	($9.2)
Integration expense	$0.0	$0.0	$0.0	$ 0.0	$0.00	$0.0	$0.0
Purchase accounting impact	$0.0	$0.0	$0.0	$ 0.0	$0.00	$0.0	$0.0

Total	($2.6)	($0.9)	($8.3)	($11.8)	($0.04)	($2.6)	($9.2)

	Pet Products	Consumer Products	Corporate	Total[1]		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F08 Q3
Transformation-related expenses	($0.3)	($0.2)	($5.2)	($5.7)	($0.02)	$0.0	($5.7)
Integration expense	$0.0	$0.0	$0.0	$0.0	$0.00	$0.0	$0.0
Purchase accounting impact	$0.0	$0.0	$0.0	$0.0	$0.00	$0.0	$0.0

Total	($0.3)	($0.2)	($5.2)	($5.7)	($0.02)	$0.0	($5.7)

	Pet Products	Consumer Products	Corporate	Total[1]		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F08 Q2
Transformation-related expenses	($0.6)	($0.1)	($2.5)	($3.2)	($0.01)	($0.6)	($2.6)
Integration expense	$0.0	$0.0	$0.0	$0.0	$0.00	$0.0	$0.0
Purchase accounting impact	$0.0	$0.0	$0.0	$0.0	$0.00	$0.0	$0.0

Total	($0.6)	($0.1)	($2.5)	($3.2)	($0.01)	($0.6)	($2.6)

	Pet Products	Consumer Products	Corporate	Total[1]		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F08 Q1
Transformation-related expenses	($0.4)	($0.3)	($5.2)	($5.9)	($0.01)	($0.2)	($5.7)
Integration expense	$0.0	$0.0	$0.0	$0.0	$0.00	$0.0	$0.0
Purchase accounting impact	$0.0	$0.0	$0.0	$0.0	$0.00	$0.0	$0.0

Total	($0.4)	($0.3)	($5.2)	($5.9)	($0.01)	($0.2)	($5.7)

	Pet Products	Consumer Products	Corporate	Total[1]		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F07
Transformation-related expenses	($2.0)	($4.6)	($29.2)	($35.8)	($0.11)	($6.2)	($29.6)
Integration expense	($13.3)	$0.0	$0.0	($13.3)	($0.04)	($1.4)	($11.9)
Purchase accounting impact	($12.0)	$0.0	$0.0	($12.0)	($0.04)	($12.0)	$0.0

Total	($27.3)	($4.6)	($29.2)	($61.1)	($0.19)	($19.6)	($41.5)

	Pet Products	Consumer Products	Corporate	Total[1]		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F07 Q4
Transformation-related expenses	($1.6)	($2.7)	($4.0)	($8.3)	($0.03)	($3.9)	($4.4)
Integration expense	($2.4)	$0.0	$0.0	($2.4)	($0.01)	($0.4)	($2.0)
Purchase accounting impact	($1.6)	$0.0	$0.0	($1.6)	($0.00)	($1.6)	$0.0

Total	($5.6)	($2.7)	($4.0)	($12.3)	($0.04)	($5.9)	($6.4)

	Pet Products	Consumer Products	Corporate	Total[1]		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F07 Q3
Transformation-related expenses	$0.2	($1.9)	($5.2)	($6.9)	($0.02)	($1.7)	($5.2)
Integration expense	($2.3)	$0.0	$0.0	($2.3)	($0.01)	($0.2)	($2.1)
Purchase accounting impact	($3.0)	$0.0	$0.0	($3.0)	($0.01)	($3.0)	$0.0

Total	($5.1)	($1.9)	($5.2)	($12.2)	($0.04)	($4.9)	($7.3)

	Pet Products	Consumer Products	Corporate	Total[1]		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F07 Q2
Transformation-related expenses	($0.6)	$0.0	($10.8)	($11.4)	($0.03)	($0.6)	($10.8)
Integration expense	($6.2)	$0.0	$0.0	($6.2)	($0.02)	($0.6)	($5.6)
Purchase accounting impact	($2.9)	$0.0	$0.0	($2.9)	($0.01)	($2.9)	$0.0

Total	($9.7)	$0.0	($10.8)	($20.5)	($0.06)	($4.1)	($16.4)

	Pet Products	Consumer Products	Corporate	Total[1]		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F07 Q1
Transformation-related expenses	$0.0	$0.0	($9.2)	($9.2)	($0.03)	$0.0	($9.2)
Integration expense	($2.4)	$0.0	$0.0	($2.4)	($0.01)	($0.2)	($2.2)
Purchase accounting impact	($4.5)	$0.0	$0.0	($4.5)	($0.01)	($4.5)	$0.0

Total	($6.9)	$0.0	($9.2)	($16.1)	($0.05)	($4.7)	($11.4)

[1]	May not sum due to rounding.

Webcast Information
Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss its fiscal 2008 fourth quarter and full year results and fiscal 2009 full year outlook at 7:00 a.m. PT (10:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q4 2008 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical, quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.
About Del Monte Foods
Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating more than $3.7 billion in net sales in fiscal 2008. With a powerful portfolio of brands including Del Monte®, StarKist®, S&W®, Contadina®, College Inn®, Meow Mix®, Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in nine out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.
Del Monte. Nourishing Families. Enriching Lives. Every Day.TM
Forward-Looking Statements
This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and related matters, including the expected cost environment as well as the expected impact of pricing actions, the enhanced brand-driven strategic plan and organizational realignment, and cost reduction efforts (including productivity programs).
Factors that could cause actual results to differ materially from those described in this press release include, among others: cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, tuna, grains (including corn), and meat by-products (including fats and oils); our ability to increase prices and manage the price gap between our products and competing private label and branded products; our ability to reduce costs; the accuracy of our assumptions regarding costs; logistics and other transportation-related costs; our debt levels and ability to service and reduce our debt and comply with covenants; timely launch and market acceptance of new products; competition, including pricing and promotional spending levels by competitors; effectiveness of marketing and trade promotion programs; reduced sales, disruptions, costs or other charges to earnings or expenses that may be generated by our efforts to centralize all marketing functions or by our exploration of strategic alternatives for our StarKist seafood business; transformative plans intended to improve the performance and market share of our businesses; changing consumer and pet preferences; distribution; the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; industry trends, including changes in buying, inventory and other business practices by customers; interest rate fluctuations; hedging practices; weather conditions; crop yields; natural disasters; contaminated ingredients; recalls; product liability claims and other litigation; changes in U.S., foreign or local tax laws and effective rates; reliance on certain third-parties, including co-packers, our broker and third-party distribution centers or managers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations and import/export regulations or duties; wage rates; any departure from Terminal Island, CA; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired businesses; and other factors.
Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and most recent quarterly report on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.
Under the Company’s $200 million, three-year stock repurchase authorization, repurchases of the Company’s common stock may be made from time to time through a variety of methods, including open market purchases, privately negotiated transactions, and block transactions. Del Monte Foods Company has no obligation to repurchase shares under the authorization and currently does not intend to repurchase shares under this authorization in fiscal 2009. The Company may resume repurchases at any time and, subsequently, may suspend or discontinue repurchases at any time.
Our declaration of future dividends, if any, is subject to final determination by our Board of Directors each quarter after its review of our then-current strategy, applicable debt covenants, and financial performance and position, among other things.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except share and per share data)

	Three Months Ended		Fiscal Year Ended
	April 27,	April 29,	April 27,	April 29,
	2008	2007	2008	2007

Net sales	$1,044.1	$940.1	$3,736.8	$3,414.9
Cost of products sold	792.0	703.0	2,812.5	2,515.7

Gross profit	252.1	237.1	924.3	899.2
Selling, general and administrative expense	147.6	148.8	575.2	577.6

Operating income	104.5	88.3	349.1	321.6
Interest expense	32.5	39.0	150.3	154.6
Other (income) expense	(0.3)	0.6	(2.5)	0.4

Income from continuing operations before income taxes	72.3	48.7	201.3	166.6
Provision for income taxes	22.5	11.9	68.0	53.6

Income from continuing operations	49.8	36.8	133.3	113.0

Income (loss) from discontinued operations before income taxes	0.9	(0.3)	(0.3)	(0.8)
Provision (benefit) for income taxes	0.3	(0.2)	(0.1)	(0.4)

Income (loss) from discontinued operations	0.6	(0.1)	(0.2)	(0.4)

Net income	$50.4	$36.7	$133.1	$112.6

Earnings per common share (EPS)
Basic:
Basic Average Shares	197,628,353	202,211,973	200,645,890	201,424,077
EPS - Continuing Operations	$0.25	$0.18	$0.66	$0.56
EPS - Discontinued Operations	-	-	-	-

EPS - Total	$0.25	$0.18	$0.66	$0.56

Diluted:
Diluted Average Shares	199,349,880	205,032,669	202,788,111	203,804,556
EPS - Continuing Operations	$0.25	$0.18	$0.66	$0.55
EPS - Discontinued Operations	-	-	-	-

EPS - Total	$0.25	$0.18	$0.66	$0.55

Del Monte Foods Company - Selected Financial Information
Net Sales by Segment
(in millions)

	Three Months Ended		Fiscal Year Ended
	April 27,	April 29,	April 27,	April 29,
Net Sales:	2008	2007	2008	2007

Consumer Products	$642.4	$594.9	$2,305.3	$2,133.0
Pet Products	401.7	345.2	1,431.5	1,281.9

Total company	$1,044.1	$940.1	$3,736.8	$3,414.9

Operating Income by Segment
(in millions)

	Three Months Ended		Fiscal Year Ended
	April 27,	April 29,	April 27,	April 29,
Operating Income:	2008	2007	2008	2007

Consumer Products	$50.4	$39.6	$175.3	$170.4
Pet Products	80.0	66.5	245.1	234.0
Corporate (a)	(25.9)	(17.8)	(71.3)	(82.8)

Total company	$104.5	$88.3	$349.1	$321.6

(a)	Corporate represents expenses not directly attributable to reportable segments. For the three months and fiscal year ended April 27, 2008, Corporate includes $8.3 and $21.2 of transformation-related expenses, respectively, including all severance-related restructuring costs. For the three months and fiscal year ended April 29, 2007, Corporate includes $4.0 and $29.2 of transformation-related expenses, respectively, including all severance-related restructuring costs.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	April 27,	April 29,
	2008	2007

ASSETS

Cash and cash equivalents	$25.7	$13.0
Trade accounts receivable, net of allowance	286.7	261.1
Inventories	816.7	809.9
Prepaid expenses and other current assets	99.0	132.5

TOTAL CURRENT ASSETS	1,228.1	1,216.5

Property, plant and equipment, net	712.3	718.6
Goodwill	1,381.0	1,389.3
Intangible assets, net	1,191.3	1,198.6
Other assets, net	33.6	38.5

TOTAL ASSETS	$4,546.3	$4,561.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$489.6	$508.7
Short-term borrowings	0.3	21.8
Current portion of long-term debt	37.2	29.4

TOTAL CURRENT LIABILITIES	527.1	559.9

Long-term debt	1,854.8	1,951.9
Deferred tax liabilities	397.4	368.0
Other non-current liabilities	266.5	229.5

TOTAL LIABILITIES	3,045.8	3,109.3

Stockholders’ equity:
Common stock	$2.1	$2.1
Additional paid-in capital	1,034.7	1,021.7
Treasury stock, at cost	(183.1)	(133.1)
Accumulated other comprehensive income	8.2	24.4
Retained earnings	638.6	537.1

TOTAL STOCKHOLDERS’ EQUITY	1,500.5	1,452.2

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,546.3	$4,561.5

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)

	Fiscal Year Ended
	April 27,	April 29,
	2008	2007
OPERATING ACTIVITIES:
Net income	$133.1	$112.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106.2	100.6
Deferred taxes	44.1	52.9
(Gain)/loss on asset disposals	(7.5)	1.2
Stock compensation expense	9.0	15.2
Tax benefit from stock options exercised	0.1	0.9
Other non-cash items, net	(6.5)	2.0
Changes in operating assets and liabilities	8.4	(55.3)

NET CASH PROVIDED BY OPERATING ACTIVITIES	286.9	230.1

INVESTING ACTIVITIES:
Capital expenditures	(96.7)	(95.0)
Net proceeds from disposal of assets	17.5	17.5
Cash used in business acquisitions, net of cash acquired	-	(1,310.6)
(Increase)/decrease in restricted cash	-	43.3
Other items, net	(0.5)	-

NET CASH USED IN INVESTING ACTIVITIES	(79.7)	(1,344.8)

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	543.6	821.5
Payments on short-term borrowings	(565.1)	(801.4)
Proceeds from long-term debt	-	745.0
Principal payments on long-term debt	(89.4)	(64.8)
Payments of debt-related costs	(5.2)	(10.0)
Dividends paid	(32.2)	(32.1)
Issuance of common stock	3.7	15.3
Purchase of treasury stock	(50.0)	(6.6)
Excess tax benefits from stock-based compensation	0.1	0.8

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(194.5)	667.7

Effect of exchange rate changes on cash and cash equivalents	-	0.1
NET CHANGE IN CASH AND CASH EQUIVALENTS	12.7	(446.9)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	13.0	459.9

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$25.7	$13.0

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CONTACTS:

Media Contact	Analyst/Investor Contact
Brandy Bergman/Robin Weinberg	Jennifer Garrison/Katherine Husseini
Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
investor.relations@delmonte.com